Exhibit (k)(4)

FUND CCO AGREEMENT

AGREEMENT made as of April 5, 2023 by and between Monachil Credit Income Fund, a Delaware statutory trust, with its principal office and place of business at 1 Sound Shore Drive, Suite 303, Greenwich, CT 06830 (the “Fund Company”), and Accredence LLC, a Delaware limited liability company, with its principal business at 43 Paoli Plaza, Unit 1121, Paoli, PA 19301 (“Accredence”).

WHEREAS, the Fund Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified closed-end management investment company and operates as an interval fund and has created and issued shares in one or more series (each such series a “Fund” and collectively, the “Funds”); and

WHEREAS, the Fund Company desires that Accredence perform certain compliance services and Accredence is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Fund Company and Accredence hereby agree as follows:

SECTION 1. PROVISION OF CCO; DELIVERY OF DOCUMENTS

(a)       Accredence hereby agrees to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-1 of the 1940 Act (“Rule 38a-1”), to the Fund Company for the period and on the terms and conditions set forth in this Agreement.

(b)       In connection therewith, the Fund Company has delivered to Accredence copies of, and shall promptly furnish Accredence with all amendments of or supplements to: (i) the Fund Company’s Agreement and Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Fund Company’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and/or the 1940 Act (the “Registration Statement”); (iii) the current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”) in place for each of the Funds covered by this Agreement; (iv) each plan of distribution or similar document that may be adopted by the Fund Company under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Fund Company with respect to any or all of its Funds; (v) copies of the Fund Company’s current annual and semi-annual reports to shareholders; and (vi) all compliance and risk management policies, programs and procedures adopted by the Fund Company with respect to the Funds. The Fund Company shall deliver to Accredence a certified copy of the resolution of the Board of Trustees of the Fund Company (the “Board”) appointing the CCO and authorizing the execution and delivery of this Agreement. In addition, the Fund Company shall deliver, or cause to deliver, to Accredence upon Accredence’s reasonable request any other documents that would enable Accredence to perform the services described in this Agreement.

SECTION 2. DUTIES OF ACCREDENCE

(a)               Subject to the approval of the Board, Accredence shall make available a qualified person who is competent and knowledgeable regarding the federal securities laws to act as the Fund Company’s CCO. Accredence’s responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1.

(b)       With respect to the Fund Company, the CCO shall provide the services as set forth on Appendix A hereto (the “Services”).

(c)       Accredence may provide other services and assistance relating to the affairs of the Fund Company as the Fund Company may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

(d)       Accredence shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder (collectively, the “Records”). Such Records shall be maintained in the manner and for the periods as are required under such laws and regulations. The Records shall be the property of the Fund Company. The Fund Company, or the Fund Company’s authorized representatives, shall have access to the Records at all times during Accredence’s normal business hours. Upon the reasonable request of the Fund Company, copies of any of the Records shall be provided promptly by Accredence to the Fund Company or its authorized representatives at the Fund Company’s expense.

(e)       Nothing contained herein shall be construed to require Accredence to perform any service that could cause Accredence to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause any Fund to act in contravention of such Fund’s Prospectus or any provision of the 1940 Act. Further, while Accredence will provide consulting and other services under this Agreement to assist the Fund Company with respect to the Fund Company’s obligations under and compliance with various laws and regulations, Fund Company understands and agrees that Accredence is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Accredence and Fund Company or to require Accredence to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to Accredence’s duties as set forth in this Section 2 and, except as otherwise specifically provided herein, the Fund Company assumes all responsibility for ensuring that the Fund Company and each of its Funds complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund Company or the Funds. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(f)       Accredence does not offer legal or accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant. Accredence will make every reasonable effort to provide the services described in this Agreement; however, Accredence does not guarantee that work performed by Accredence or the CCO for the Fund Company would be favorably received by any regulatory agency.

(g)       In order for Accredence to perform the services required by this Section 2, the Fund Company shall (1) instruct all service providers to furnish any and all information to Accredence as reasonably requested by Accredence, and assist Accredence as may be required and (2) ensure that Accredence has access to all records and documents maintained by the Fund Company or any service provider.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)       Accredence shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Accredence in writing. Accredence shall use its best judgment and efforts in rendering the services described in this Agreement and shall not be liable to the Fund Company, any Fund or any of the Funds’ stockholders for any action or inaction of Accredence or the CCO relating to any event whatsoever in the absence of bad faith, reckless disregard, gross negligence or willful misfeasance. Further, neither Accredence nor the CCO shall be liable to the Fund Company, any Fund or any of the Funds’ stockholders for any action taken, or failure to act, in good faith reliance upon: (i) the advice and opinion of Fund Company counsel; and/or (ii) any certified copy of any resolution of the Board. Neither Accredence nor the CCO shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Accredence or the CCO reasonably believe in good faith to be genuine.

(b)       The Fund Company agrees to indemnify and hold harmless Accredence, its affiliates and each of their respective directors, officers, employees and agents and any person who controls Accredence within the meaning of Section 15 of the Securities Act (any of Accredence, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, an “Accredence Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) Accredence’s performance of its duties under this Agreement, or (ii) the material breach of any obligation, representation or warranty under this Agreement by the Fund Company.

In no case (i) is the indemnity of the Fund Company in favor of any Accredence Indemnitee to be deemed to protect the Accredence Indemnitee against any liability to which the Accredence Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund Company to be liable with respect to any claim made against any Accredence Indemnitee unless the Accredence Indemnitee notifies the Fund Company in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Accredence Indemnitee (or after the Accredence Indemnitee receives notice of service on any designated agent).

Failure to notify the Fund Company of any claim shall not relieve the Fund Company from any liability that it may have to any Accredence Indemnitee unless failure or delay to so notify the Fund Company prejudices the Fund Company’s ability to defend against such claim. The Fund Company shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund Company elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Accredence Indemnitee, defendant or defendants in the suit. In the event the Fund Company elects to assume the defense of any suit and retain counsel, the Accredence Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Fund Company does not elect to assume the defense of any suit, it will reimburse the Accredence Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

(c)       Accredence agrees to indemnify and hold harmless the Fund Company and each of its Trustees and officers and any person who controls the Fund Company within the meaning of Section 15 of the Securities Act (for purposes of this paragraph, the Fund Company and each of its Trustees and officers and its controlling persons are collectively referred to as the “Fund Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the material breach of any obligation, representation or warranty under this Agreement by Accredence, or (ii) Accredence’s failure to comply in any material respect with applicable securities laws.

In no case (i) is the indemnity of Accredence in favor of any Fund Indemnitee to be deemed to protect any Fund Indemnitee against any liability to which such Fund Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is Accredence to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Fund Indemnitee unless the Fund Indemnitee notifies Accredence in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Fund Indemnitee (or after the Fund Indemnitee has received notice of service on any designated agent).

Failure to notify Accredence of any claim shall not relieve Accredence from any liability that it may have to the Fund Indemnitee against whom such action is brought unless failure or delay to so notify Accredence prejudices Accredence’s ability to defend against such claim. Accredence shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Accredence elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Fund Indemnitee, defendant or defendants in the suit. In the event that Accredence elects to assume the defense of any suit and retain counsel, the Fund Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If Accredence does not elect to assume the defense of any suit, it will reimburse the Fund Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

(d)       No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 3(b) or 3(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(e)       The Fund Company, and not Accredence, shall be solely responsible for approval of the designation of the CCO, as well as for removing the CCO, as the case may be, from his or her responsibilities related to the Funds in accordance with Rule 38a-1. Therefore, notwithstanding the provisions of this Section 3, the Fund Company shall supervise the activities of the CCO with regard to such activities.

(f)       The Fund Company agrees that Accredence, its employees, officers and directors shall not be liable to the Fund Company for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the services described in this Agreement for an aggregate amount in excess of the fees paid to Accredence in performing services hereunder. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

In no event shall either party or their respective employees, officers and directors or trustees be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses or losses (including, without limitation, lost profits and opportunity costs or fines).

(g)       Accredence shall not be liable for the errors of service providers to the Fund Company or their systems.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a)       Accredence covenants, represents and warrants to the Fund Company that:

(i)                 it is a limited liability company duly organized and in good standing under the laws of the State of Delaware;

(ii)              it is duly qualified to carry on its business in the State of Pennsylvania;

(iii)            it is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv)             all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v)               it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the CCO in the performance of his or her duties and obligations under this Agreement;

(vi)             this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Accredence, enforceable against Accredence in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)          it shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Fund Company, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Funds;

(viii)        it shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund Company or a Service Provider;

(ix)             it shall report to the Board promptly if it learns of CCO malfeasance or in the event the CCO is terminated as a CCO by another fund company for cause or if the CCO is terminated by Accredence; and

(x)               it shall report to the Board if at any time the CCO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

(b)       The Fund Company covenants, represents and warrants to Accredence that:

(i)                 it is duly organized and in good standing under the laws of its state of organization;

(ii)              it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii)            all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)             it is a closed-end management investment company registered under the 1940 Act;

(v)               this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund Company, enforceable against the Fund Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)             a registration statement under the Securities Act and the 1940 Act has been filed with the Securities and Exchange Commission and appropriate State securities law filings have or will be made and will continue to be made with respect to the Funds;

(vii)          The CCO shall be covered by the Fund Company’s Directors & Officers Liability Insurance Policy (the “Policy”), and the Fund Company shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after the CCO ceases to serve as an officer of the Fund Company on substantially the same terms as such coverage is provided for all other Fund Company officers after such persons are no longer officers of the Fund Company; and (c) continued in the event the Fund Company merges or terminates, on substantially the same terms as such coverage is provided for all other Fund Company officers (and for a period of no less than six years). The Fund Company shall provide Accredence with proof of current coverage, including a copy of the Policy, and shall notify Accredence immediately should the Policy be cancelled or terminated; and

(viii)       the CCO is a named officer in the Fund Company’s corporate resolutions and subject to the provisions of the Fund Company’s Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a)       In consideration of the compliance services provided by Accredence pursuant to this Agreement, the Fund Company shall pay Accredence the fees and expenses set forth in Appendix B hereto.

Except as otherwise set forth in Appendix B hereto, all fees payable hereunder shall be accrued daily by the Fund Company and shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. All out-of-pocket charges incurred by Accredence shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund Company shall pay to Accredence such compensation as shall be due and payable as of the effective date of termination.

(b)       Accredence may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Fund Company counsel. The costs of any such advice or opinion shall be borne by the Fund Company.

(c)       The CCO is serving solely as an officer of the Fund Company and neither the CCO nor Accredence shall be responsible for, or have any obligation to pay, any of the expenses of the Fund Company or any of its Funds. All Fund Company expenses shall be the sole obligation of the Fund Company, which shall pay or cause to be paid all Fund expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)       This Agreement shall become effective on the date indicated above (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Fund Company.

(b)       This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

(c)       This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on sixty (60) days’ written notice to Accredence or (ii) by Accredence on sixty (60) days’ written notice to the Fund Company, provided, however, that the Board will have the right and authority to remove the individual designated by Accredence as the Fund Company’s CCO at any time, with or without cause, without payment of any penalty. In this case, Accredence will designate another employee of Accredence, subject to approval of the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (i) the designation of a new permanent CCO; or (ii) the termination of this Agreement.

(d)       Should the employment of the individual designated by Accredence to serve as the Fund Company’s CCO be terminated for any reason, Accredence will immediately designate another qualified individual, subject to ratification by the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (i) the designation, and approval by the Board, of a new permanent CCO; or (ii) the termination of this Agreement.

(e)       The provisions of Sections 3, 6(e), 7, 10, 11, and 12 shall survive any termination of this Agreement.

(f)       This Agreement and the rights and duties under this Agreement shall not be assignable by either Accredence or the Fund Company except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable). Accredence agrees to treat all records and other information related to the Fund Company as proprietary information of the Fund Company and, on behalf of itself and its employees, to keep confidential all such information, except that Accredence may release such other information (a) as approved in writing by the Fund Company, which approval shall not be unreasonably withheld and may not be withheld where Accredence is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Accredence shall seek the approval of the Fund Company as promptly as possible so as to enable the Fund Company to pursue such legal or other action as it may desire to prevent the release of such information) or (b) when so requested by the Fund Company.

SECTION 8. FORCE MAJEURE

Accredence shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent Accredence’s obligations hereunder are to oversee or monitor the activities of third parties, Accredence shall not be liable for any failure or delay in the performance of Accredence’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Accredence.

SECTION 9. ACTIVITIES OF ACCREDENCE

(a)       Except to the extent necessary to perform Accredence’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Accredence’s right, or the right of any of Accredence’s managers, officers or employees who also may be a director, trustee, officer or employee of the Fund Company (including, without limitation, the CCO), or who are otherwise affiliated persons of the Fund Company, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)       Upon prior approval by the Fund Company, Accredence may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Accredence, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Accredence of its responsibilities hereunder. Accredence may pay those persons for their services, but no such payment will increase Accredence’s compensation or reimbursement of expenses from the Fund Company.

SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

Accredence shall cooperate with the Fund Company’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of such accountants’ duties.

SECTION 11. LIMITATION OF STOCKHOLDER AND TRUSTEE LIABILITY

The Trustees of the Fund Company and the stockholders of the Funds shall not be liable for any obligations of the Fund Company under this Agreement, and Accredence agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund Company and the Funds.

SECTION 12. MISCELLANEOUS

(a)       This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(b)       This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(c)       If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Accredence and Fund Company and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(d)       Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e)       Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile, electronic mail or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Accredence or the Fund Company, as the case may be. Notice shall be given to each party at the following address:

(i) To Accredence:	(ii) To Fund Company:
Accredence LLC 43 Paoli Plaza, Unit 1121 Paoli, PA 19301 Phone: 917-805-1818 Email: jramirez@accredence.com	Monachil Credit Income Fund 1 Sound Shore Drive, Suite 303 Greenwich, CT 06830 Attn: Ali Meli Phone: 212-393-4121 Email: ali.meli@monachilpartners.com

(f)       Invoices for fees and expenses due to Accredence hereunder and as set forth in Appendix A hereto shall be sent by Accredence to the address furnished below unless and until changed by the Fund Company (Fund Company to provide reasonable advance notice of any change of billing address to Accredence):

Monachil Credit Income Fund

Attn: Ronak Patel

Address: 1 Sound Shore Drive, Suite 303

Greenwich, CT 06830

Phone: 212.375.6708

Email: ronak@monachilpartners.com

(g)       Nothing contained in this Agreement is intended to or shall require Accredence, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Company business day. Functions or duties normally scheduled to be performed on any day which is not a Fund Company business day shall be performed on, and as of, the next Fund Company business day, unless otherwise required by law.

(h)       The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

(i)                 No amendment to this Agreement shall be valid unless made in writing and executed by all parties hereto.

(j)       This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

MONACHIL CREDIT INCOME FUND

By: /s/Ali Meli

Name: Ali Meli

Title: President

ACCREDENCE LLC

By: /s/John Ramirez

John Ramirez, Manager

Appendix A

Services

Accredence will propose a qualified candidate to serve as the Chief Compliance Officer (“CCO”) of Monachil Credit Income Fund (the “Fund”) upon appointment by the Board of Trustees of the Fund (the “Board”).

Accredence and the CCO will perform the following Fund CCO services:

➢	Develop compliance policies and procedures for the Fund, as necessary, designed to meet the requirements of Rule 38a-1 under the Investment Company Act of 1940 (the “1940 Act”);

➢	Conduct periodic reviews of the adequacy of the Fund’s compliance policies and procedures and determine the effectiveness of their implementation;

➢	Conduct periodic reviews of the adequacy and effectiveness of the following service providers’ compliance policies and procedures: adviser, sub-adviser, distributor, administrator and transfer agent;

➢	Recommend the incorporation of any new or amended regulations or “best practice” initiatives into the Fund’s compliance policies and procedures that may be appropriate;

➢	Document the controls in place and any testing being performed by service providers, of key fund compliance procedures, which may include collecting and organizing relevant compliance data, reviewing reports, investigating exceptions, and making inquiries of Fund management and the Fund’s service providers;

➢	Conduct on-site visits to the adviser and/or sub-advisers and other service providers as necessary;

➢	Meet periodically with the Fund’s management;

➢	Prepare quarterly and annual CCO reports for the Board and attend Board and Board Committee meetings (in-person and telephonic);

➢	No less than annually, meet separately with those members of the Board that are not “interested persons” of the Fund;

➢	Provide other services and assistance relating to the affairs of the Fund as the Board may, from time to time, reasonably request in connection with the CCO’s compliance responsibilities; and,

➢	Maintain records relating to the compliance program as required by applicable laws and regulations.

Appendix B

Accredence Compensation

[FEES]